Exhibit 10.1
MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

HIF USA LLC,
a Delaware limited liability company,
as Seller,
VOLT TEXAS LLC,
a Delaware limited liability company,
as Buyer,
and
MARA USA CORPORATION
a Delaware corporation,
as Guarantor,

Dated as of July 2, 2026

MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of this 2nd day of July, 2026 (the “Effective Date”), by and between HIF USA LLC, a Delaware limited liability company (“Seller”), Volt Texas LLC, a Delaware limited liability company (“Buyer”) and, solely for the purposes of Section 14.14, MARA USA Corporation, a Delaware corporation (“Guarantor”).

RECITALS
A.     On June 18, 2026 (the “Contribution Date”), (a) Seller formed a new special purpose entity, MAT 1177 LLC, a Delaware limited liability company (the “SPE Owner”), and duly assigned to the SPE Owner all of Seller’s rights under (1) the Purchase and Sale Contracts (as defined herein) to acquire approximately 1,177 acres of land in Matagorda County, Texas, as further described on Exhibit A attached hereto, which includes that certain Northern Site Under Contract and Southern Site Under Contract, each defined in Exhibit B attached hereto (collectively, the “Site Under Contract”), and (2) the LOA (as defined herein) with AEP (as defined herein), and (b) HIF USA 67, LLC, a Texas limited liability company, an affiliate of Seller (“HIF 67”) transferred fee simple interest in approximately 30 acres of land in Matagorda County, Texas, as further described on Exhibit A attached hereto, adjacent to the Site Under Contract (the “Owned Site”, and collectively with the Site Under Contract, the “Site”);
B.     On the Effective Date, SPE Owner holds all right, title and interest in all assets currently or formerly held by Seller or its Affiliates related to the Site contemplated by this Agreement;
C.     Buyer desires to acquire, and Seller desires to sell, the Transferred Interests (as defined herein).
D.     The Purchase Price for the Transferred Interests is structured as a series of post-Closing Milestone Payments (as defined in Section 3.1) tied to project development events set forth in more detail herein.
E.     The parties intend for this Agreement on the Effective Date to be executed and the Closing to occur simultaneously, with the Transferred Interests conveyed to Buyer at the Closing, and the Purchase Price payable thereafter in accordance with the Milestone Payments.
NOW, THEREFORE, for and in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1
DEFINITIONS AND KEY TERMS
1.1    Definitions. The following terms shall have the meanings set forth below:

(a)    “AEP” means AEP Texas Inc., a Delaware corporation and/or American Electric Power Company, Inc.
(b)    “Agreement” has the meaning set forth in the preamble.
(c)    “Affiliate” means any Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another Person. For purposes of this Agreement, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.
(d)    “Assignment of Membership Interests” means an assignment of the Transferred Interests from Seller to Buyer in the form attached hereto as Exhibit D.
(e)    “Attestation Deadline” has the meaning set forth in Section 9.1.
(f)    “Benefit Plan” means any employment, collective bargaining, consulting, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, salary continuation, change-in-control, retention, severance, termination, garden leave, pay in lieu, gross-up, pension, profit-sharing, savings, retirement, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life, Code Section 125 “cafeteria” or “flexible” benefit, employee loan, relocation, repatriation, restrictive covenant, clawback, educational assistance or fringe benefit plan, program, policy, practice, agreement or arrangement, whether written or oral, formal or informal, including, without limitation, an “employee benefit plan” within the meaning of Section 3(3) of ERISA, any Multiemployer Plan and any other employee benefit plan, program, policy, practice, agreement or arrangement, whether or not subject to ERISA (including any funding instrument therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise).
(g)    “Business Day” means any day other than a Saturday, Sunday, or federal or state holiday in the State of Texas.
(h)    “Buyer” has the meaning set forth in the preamble.
(i)    “Cap” has the meaning set forth in Section 6.3.
(j)    “Claims” has the meaning set forth in Section 5.2.
(k)    “Closing” means the consummation of the transactions contemplated by this Agreement as of the Closing Date.
(l)    “Closing Date” means the Effective Date.
(m)    “Closing Statement” means a statement to be prepared by Escrow Agent and approved by Buyer and Seller prior to the Closing Date.

(n)    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
(o)    “Commercialized” means, with respect to any megawatt capacity at the Site, the deployment or use of such capacity in any commercial activity, including (a) mining Bitcoin, (b) hosting or providing hosting services for any third-party miner, (c) leasing or licensing such capacity for high-performance computing purposes (including pursuant to a Subject Lease), and (d) any other commercial deployment or revenue-generating use of such capacity, in each case whether by Buyer, any of its Affiliates, or any third party. The terms “Commercialize,” “Commercializing,” and “Commercialization” have correlative meanings.
(p)    “Commercialized Megawatts” means any megawatt capacity at the Site that has been Commercialized.
(q)    “Designated Seller Affiliate” has the meaning set forth in Section 3.1(d)(i).
(r)    “Effective Date” means the date first written above.
(s)    “Election Period” has the meaning set forth in Section 3.1(a).
(t)    “Energization” means notification (whether by email or other form) from AEP to the customer in accordance with the Load Commissioning Plan that the AEP transmission substation on the Site is authorized to receive power and capable of receiving power, which may occur on one or more dates, each of which shall be deemed to be an Energization for purposes of this Agreement. As used here, “Load Commissioning Plan” has the definition in the PGRR.

(u)    “Energization Payment” has the meaning set forth in Section 3.1(b).
(v)    “Environmental Law” means any and all federal, state, municipal and local laws, including common law, statutes, regulations, and rules relating to: (i) pollution or the protection of natural resources and the environment, (ii) human or worker health and safety, or (iii) the manufacture, sale, production, management, generation, processing, distribution, handling, transport, use, treatment, storage, release, disposal of, or exposure to, Hazardous Materials.
(w)    “ERCOT” means the Electric Reliability Council of Texas, Inc.
(x)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.
(y)    “ERISA Affiliate” means, with respect to the Seller or any of its subsidiaries, any trade or business, whether or not incorporated, that together with the Seller or any of its subsidiaries would be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA or that is a member of the same “controlled group” as the Seller or any of its subsidiaries pursuant to Section 4001(a)(14) of ERISA.
(z)    “Escrow Agent” means Fidelity National Title Insurance Company.
(aa)    “Excluded Claims” has the meaning set forth in Section 5.2.
(bb)    “Hazardous Materials” means any substance, material or waste that is listed, characterized, defined or regulated by any governmental authority as “hazardous,” “corrosive,” “radioactive,” “toxic,” “dangerous,” or as a “pollutant,” or “contaminant,” or words of similar meaning, under, or for which liability or standards of conduct may be imposed pursuant to, Environmental Laws, including petroleum, petroleum products and by-products, asbestos or asbestos-containing materials, per- and polyfluoroalkyl substances, polychlorinated biphenyls, noise, odor, lead, urea formaldehyde, radon gas or toxic mold.
(cc)    “HIF Equity Ownership” has the meaning set forth in the Equity Interest Agreement.
(dd)    “Individual JV Equity Cap” has the meaning set forth in the Equity Interest Agreement.
(ee)    “Joint Venture” has the meaning set forth in the Equity Interest Agreement.
(ff)    “Knowledge Party” means Sean Martyn and/or Mason Galanski.
(gg)    “LOA” means that certain Letter Agreement, dated September 29, 2023, by and between Seller and AEP for certain power capacity, as amended by that certain Amendment No. 1 dated June 8, 2025.
(hh)    Intentionally omitted.
(ii)    “Milestone 1 Payment” has the meaning set forth in Section 3.1(a).
(jj)    “Milestone Payments” has the meaning set forth in Section 3.1.
(kk)    “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
(ll)    “MW Threshold” has the meaning set forth in Section 3.1(d).
(mm)    “OFAC” has the meaning set forth in Section 7.1(f).
(nn)    “Organizational Documents” means the certificate of formation and limited liability company agreement of the SPE Owner, attached hereto as Exhibit F.

(oo)    “Outside Date” has the meaning set forth in Section 3.1(d).
(pp)    “Owned Site” has the meaning set forth in recitals to this Agreement.
(qq)    “Permitted Exceptions” means (i) the lien of real estate taxes or assessments not yet due, (ii) matters disclosed to and approved or waived by Buyer in writing during due diligence, (iii) local, state and federal laws, ordinances or governmental regulations, including, without limitation, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Site, and (iv) any other matters which Buyer shall hereinafter approve in writing.
(rr)    “Person” means any individual, partnership, corporation, limited liability company, trust, unincorporated organization, governmental authority, or any other entity.
(ss)    “Power Approval” means official correspondence, including by electronic mail, from ERCOT confirming under the Batch Zero Process that the subject large load on the Site (i.e., the Project) is classified as base load not subject to additional study in the Batch Zero Process. The terms “Batch Zero Process” and “base load” as used herein have the meanings assigned in the PGRR (as defined below).
(tt)    “Power Approval Target Date” means September 7, 2026.
(uu)    “Project” means a data center project developed on the Site.
(vv)    “Property” means, collectively, (i) the LOA, (ii) Purchase and Sale Contracts to the fee or leasehold title (or the option to purchase the same) to the Site, (iii) all contracts (including, without limitation, related leases, easements, and power purchase rights), and all other rights related to the Site.
(ww)    “Purchase and Sale Contracts” means those certain purchase and sale agreements pursuant to which Seller holds rights to purchase the Site, as more particularly described in Exhibit B.
(xx)    “Purchase Price” means the aggregate of the Milestone Payments set forth in Section 3.1.
(yy)    [Intentionally omitted].
(zz)    “Required Attestations” has the meaning set forth in Section 9.1.
(aaa)    “Return Assignment” has the meaning set forth in Section 3.1(a).
(bbb)    “Seller” means HIF USA LLC, a Delaware limited liability company.
(ccc)    “Shortfall Capacity” has the meaning set forth in Section 3.1(d)(i).
(ddd)    “Shortfall Election Notice” has the meaning set forth in Section 3.1(d).

(eee)    “Shortfall Site” has the meaning set forth in Section 3.1(d)(i).
(fff)    “Site” has the meaning set forth in the recitals to this Agreement.
(ggg)    “SPE Owner” means MAT 1177 LLC, a Delaware limited liability company, a wholly owned subsidiary of Seller.
(hhh)    Intentionally Omitted.
(iii)    “Survival Period” has the meaning set forth in Section 6.3.
(jjj)    “Tax”: (i) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, margins, transfer, escheat, gross receipts, value added, franchise, profits, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, withholding or windfall profit tax, custom, duty, impost, levy or other tax, governmental fee, or other like assessment or charge of any kind whatsoever, in the nature of a tax, together with any interest, penalty, or addition to tax, imposed by any governmental authority, (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group) and (iii) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (i) or (ii) above.
(kkk)    “Tax Returns”: all returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, or any amendment thereto) filed with or submitted to, or required to be filed with or submitted to, any governmental authority in connection with the determination, assessment or collection of any Taxes including any amendments thereto.
(lll)    “Title Company” means Fidelity National Title Insurance Company.
(mmm)    “Transferred Interests” means one hundred percent (100%) of the issued and outstanding membership interests of the SPE Owner less the Retained Interest (as defined in the Equity Interest Agreement).
(nnn)    “Utilized Megawatts” means the specified megawatt capacity that is subject to a valid and duly executed lease or other similar agreement with a third-party (and not any Affiliate of Buyer or any equityholder (or affiliate of any equityholder) of Buyer) providing for leased premises on the Site for a Project (a “Subject Lease”).

ARTICLE 2
PURCHASE AND SALE; SPE OWNER
2.1     Purchase and Sale of Transferred Interests. Subject to the terms of this Agreement, Seller hereby sells, and Buyer hereby purchases, the Transferred Interests for the Purchase Price (subject to the adjustments, prorations, and credits provided for in this Agreement), free and clear of any and all liens and encumbrances of any kind on the Transferred Interests.
2.2     Formation of SPE Owner. Prior to the Effective Date, Seller has formed the SPE Owner as a newly formed limited liability company organized under the laws of the State of Delaware.
2.3     Assignment of Purchase and Sale Contracts to SPE Owner. Prior to the Effective Date, Seller has duly assigned the Purchase and Sale Contracts to the SPE Owner such that, as of immediately prior to the transfer of the Transferred Interests to Buyer contemplated by Section 2.1, the SPE Owner holds all of Seller’s rights under the Purchase and Sale Contracts and all other Property. Seller has caused the SPE Owner to assume all obligations of Seller under such assigned contracts.
2.4     Assignment of LOA to SPE Owner. Prior to the Effective Date, Seller has duly assigned the LOA to the SPE Owner such that, as of immediately prior to the transfer of the Transferred Interests to Buyer, the SPE Owner holds all of Seller’s rights under the LOA. Buyer shall reasonably cooperate with Seller in connection with the assignment of the LOA to the SPE Owner and provide any information necessary in connection with the assignment of the LOA and the subsequent acquisition of the Transferred Interests by Buyer.
2.5     Conveyance of Owned Site to SPE Owner. Prior to the Effective Date, Seller has transferred the Owned Site to the SPE Owner such that, as of immediately prior to the transfer of the Transferred Interests to Buyer, the SPE Owner shall hold fee simple title to the Owned Site, subject to no liens or encumbrances other than the Permitted Exceptions. In connection with such transfer, Seller shall obtain, at Seller’s sole cost and expense, an owner’s title insurance policy insuring the SPE Owner’s fee simple title to the Owned Site, issued by the Title Company, in form and substance reasonably satisfactory to Buyer.
2.6     SPE Owner Covenants. From the date of formation of the SPE Owner through the Closing Date, Seller has not permitted the SPE Owner to, and the SPE Owner has not: (a) amended or otherwise changed its Organizational Documents; (b) issued or sold any membership interests or other equity interests, or any options, warrants, convertible securities, or other rights to acquire any such interests; (c) admitted any party as a member or manager or allow any transfers of existing equity interests; (d) incurred any indebtedness, obligations or liabilities other than in connection with the transactions contemplated by this Agreement; (e) hired any employees; (f) established, adopted, maintained, sponsored or contributed to any Benefit Plan; (g) acquired any assets other than the Property contributed or assigned by Seller; (h) entered into any contracts or agreements other than in connection with the transactions contemplated or permitted by this Agreement; (i) terminated, dissolved, or liquidated; (j) filed, or had filed against it, any bankruptcy or other insolvency proceeding or (k) engaged in any business or activity other than holding the Property and engaging in the transactions contemplated by this Agreement.
2.7     Conveyance. At Closing, subject to the terms of this Agreement, Seller agrees to convey to Buyer the Transferred Interests free and clear of any and all liens and encumbrances of any kind on the Transferred Interests by delivery of the Assignment of Membership Interests.
2.8     Conduct Prior to Closing. Since the Contribution Date, Seller has caused the SPE Owner to (i) comply with the covenants set forth in Section 2.6 (as if applicable to the period through the Closing) and to keep the Purchase and Sale Contracts and the LOA in full force and effect (provided, however, that Seller is not responsible for the acts of the underlying sellers under the Purchase and Sale Contracts), (ii) not amend, modify, terminate, surrender, waive or release any term or provision of the Purchase and Sale Contracts or the LOA, or grant any consents thereunder, (iii) not cause, permit or suffer the encumbrance of the Property, (iv) not enter into any contract and/or agreement binding on the Property or any portion thereof and/or SPE Owner (or any direct or indirect interest therein), (v) operate the Owned Site in the same manner in which Seller has previously operated the Owned Site (including, maintaining insurance in full force and effect through closing) and (vi) not pursue or execute any zoning change or similar action, and Seller has not taken, and has not caused the SPE Owner to take, any action that would cause any of the conditions set forth in Article 8 not to be satisfied.
ARTICLE 3
PURCHASE PRICE AND MILESTONE PAYMENTS
3.1     Milestone Payments. The aggregate purchase price for the acquisition of the Transferred Interests shall be the collective payments and ownership interest set forth below (the “Purchase Price”) and shall be payable post-Closing as follows (collectively, the “Milestone Payments”):
(a)    Milestone 1 – Power Approval Payment.

(i)    Within five (5) Business Days after receipt of the Power Approval, Buyer shall deposit into escrow with the Escrow Agent an amount equal to the sum of (a) One Hundred Fifty Million Dollars ($150,000,000.00) in cash (the “Milestone 1 Payment”), plus (b) the aggregate purchase price payable under the Purchase and Sale Contracts for the Site Under Contract (the “PSA Purchase Price Deposit”, which is collectively with the Milestone 1 Payment referred to herein as the “Escrow Deposit”). The Escrow Agent shall hold the Escrow Deposit in accordance with the terms of this Agreement and a separate post-closing escrow agreement in substantially the same form as attached hereto as Exhibit I (the “Escrow Agreement”).

(ii)    Buyer shall cause the SPE Owner to close on the Purchase and Sale Contracts and acquire fee simple or leasehold title, as applicable, to the Site upon the earlier of (a) fifteen (15) days following receipt of the Power Approval, or (b) the expiration date of the applicable Purchase and Sale Contracts (the “PSA Closing Period”); provided, however, that notwithstanding the foregoing, neither Buyer nor the SPE Owner shall be required to close on any Purchase and Sale Contract if, as of the scheduled closing date thereunder, (i) any counterparty to such Purchase and Sale Contract is in material default of its obligations thereunder, or (ii) any representation or warranty made by a counterparty in such Purchase and Sale Contract is materially untrue as of such scheduled closing date (each, an “Underlying Seller Default”). Buyer shall use reasonable best efforts to cause the SPE Owner to satisfy all conditions required under the Purchase and Sale Contracts to consummate the acquisition of the Site and to keep Seller reasonably informed of the status thereof, including, without limitation, complying with Buyer’s cooperation covenant in Section 9.3 below.

(iii)    Upon Buyer’s closing on either the Northern Site Under Contract or the Southern Site Under Contract, (such land closing and the receipt of the Power Approval, the “Milestone 1 Conditions”), Buyer and Seller shall jointly deliver release instructions to Escrow Agent providing for the release of the Milestone 1 Payment to Seller; provided, that Buyer’s failure to deliver the release instructions within two (2) days after such closing, then Escrow Agent shall be authorized to release the Milestone 1 Payment to Seller upon receipt of evidence of fulfillment of the Milestone 1 Conditions.

(iv)    If the Milestone 1 Conditions are not achieved by the Power Approval Target Date, Buyer shall have a period of seven (7) days from the Power Approval Target Date (the “Election Period”) to elect, in its sole discretion, whether to retain ownership of the Transferred Interests or to return such interests to Seller by providing written notice to Seller of such election; provided, that, in the event that Buyer is waiting for additional information from ERCOT or AEP regarding Power Approval, the Election Period shall be extended until the earlier of (i) seven (7) days after the date Buyer receives such information from ERCOT or AEP (as the case may be), and (ii) September 15, 2026, or such other extended date as may be mutually agreed to by the parties, such extension to be elected by Buyer providing written notice to Seller. Buyer shall deliver written notice of its election to Seller prior to the expiration of the Election Period. In the event Buyer fails to deliver such notice within the Election Period, Buyer shall be deemed to have elected to return the Transferred Interests to Seller. If Buyer elects to retain ownership of the Transferred Interests, Milestone 1 shall be deemed to have occurred, and Buyer shall pay the Milestone 1 Payment to Seller within five (5) Business Days after the expiration of the Election Period. In the event that Buyer elects (or is deemed to have elected) not to retain (i.e., return) ownership of the Transferred Interests in accordance with this Section 3.1(a), Buyer shall have no further obligations under this Agreement; provided, however, that Buyer shall remain liable for any and all breaches under this Agreement that occurred or arose prior to the date on which ownership of the Transferred Interests is returned to Seller (the “Return Date”) resulting from a breach of Buyer’s obligations under Section 3.1, Section 3.2, Sections 9.1-9.3 or the representations and warranties of Buyer under Article 7 (subject to the limitations of this Agreement), and Buyer’s indemnification obligations with respect to any such pre-Return Date breaches shall survive the return of the Transferred Interests and shall not be extinguished, reduced, or otherwise affected by such return. Buyer shall continue to comply with, and remain bound by, all of its cooperation obligations under this Agreement until the Return Date. Buyer shall also execute and deliver such instruments and documents as may be reasonably requested by Seller to effectuate the return of the Transferred Interests. The payment of the Milestone 1 Payment shall be deemed satisfaction of Milestone 1 pursuant to this clause (a).

(v)    To secure Buyer’s obligation to return the Transferred Interests in the event Buyer elects (or is deemed to have elected) to return such interests pursuant to this Section 3.1, at Closing, Buyer shall execute and deliver to Escrow Agent an assignment of membership interests in the form attached hereto as Exhibit E (the “Return Assignment”), which Return Assignment shall be held in escrow by Escrow Agent pending either (i) Buyer’s payment of the Milestone 1 Payment (upon which the Escrow Agent shall return the Return Assignment to Buyer for cancellation) or (ii) Buyer’s election (or deemed election) to return the Transferred Interests (upon which the Escrow Agent shall deliver the Return Assignment to Seller, and the Transferred Interests shall be deemed reconveyed to Seller effective as of the date of such delivery, without the need for any further action by Buyer). The parties shall execute escrow instructions to Escrow Agent consistent with the foregoing at or prior to Closing.

(vi)    Notwithstanding anything to the contrary in this Section 3.1(a), if (A) the Milestone 1 Conditions have been satisfied and (B) the closing under one or more of the Purchase and Sale Contracts has not occurred on or prior to December 31, 2026 through no fault of Buyer (including by reason of an Underlying Seller Default, it being understood that a failure to close other than as a result of Buyer’s breach of its obligations under Sections 3.1(a)(ii) and 9.2 shall be deemed not to be the fault of Buyer), then the Escrow Agent shall promptly release to Buyer the portion of the PSA Purchase Price Deposit then held in escrow that is attributable to the purchase price payable under each such Purchase and Sale Contract that has not been so closed. The parties shall execute escrow instructions to the Escrow Agent consistent with the foregoing.

(b)    Milestone 2 — Energization Payment. Subject to the satisfaction of Milestone 1 pursuant to clause (a) and the application of Section 3.3, upon receipt of each Energization, Buyer shall pay an additional amount in cash equal to One Hundred Thousand Dollars ($100,000.00) per megawatt of power available in such Energization, up to a maximum amount of One Hundred Million Dollars ($100,000,000) in the aggregate for all Energization (such amount, as may be reduced in accordance with Section 3.3, the “Energization Payment”), payable on the date no later than five (5) Business Days following the receipt of the corresponding Energization; provided, that, an Energization Payment shall become due and payable by Buyer to Seller only when the aggregate amount of accrued but unpaid Energization Payment(s) equals or exceeds Five Million Dollars ($5,000,000.00); provided, further, that, notwithstanding anything to the contrary herein, Buyer shall be entitled to retain from such Energization Payment a good faith reasonable reserve (in an amount reasonably determined by Buyer in good faith and based on actual factual assumptions concerning any indicated Credit Requirement that has been communicated to Buyer (or to the general public)) on account of any Credit Requirement in any written communication from ERCOT or AEP, and shall release to Seller any portion of such reserve not applied pursuant to Section 3.3 promptly following final determination thereof, provided in no event shall the reserve exceed $75,000,000 in any event, Buyer’s obligation to make Energization Payments pursuant to this Section shall continue until the aggregate amount of all Energization Payments made by Buyer to Seller equals One Hundred Million Dollars ($100,000,000.00) (as such amount may be reduced in accordance with Section 3.3), at which point Buyer shall have no further obligation to make any additional Energization

Payments hereunder. Notwithstanding anything to the contrary, in the event that within six (6) months after the date that the Energization Payment is otherwise scheduled to be paid under this Section 3.1(b), no additional Credit Requirement has been enacted or required, then any reserve that has been held back from the Energization Payment shall be paid to HIF within five (5) days after such date (or in the event AEP, ERCOT, or any other governmental authority or transmission or distribution service provider, as applicable, definitively states that no Credit Requirement is necessary then five (5) days from such earlier date).
(c)    Milestone 3 — Joint Venture Equity Ownership Grant. At Closing, Seller and Buyer shall execute an Equity Interest Agreement in the form attached hereto as Exhibit H (the “Equity Interest Agreement”), which, among other things, sets out the material and other economic rights Seller with respect to the Retained Interest.
(d)    Shortfall Protection. In the event that as of the date that is twenty-four (24) months following each Energization (each such date, an “Outside Date”), Buyer has not Commercialized all of the power capacity available in the applicable Energization tranche (the “MW Threshold”), then Buyer shall, within ten (10) Business Days of the applicable Outside Date, at Buyer’s election by providing written notice to Seller (“Shortfall Election Notice”), take one of the following actions (a “Shortfall Action”):
(i)    assign to Seller, or to an Affiliate of Seller as Seller may designate in writing (a “Designated Seller Affiliate”), a portion of the LOA equal to the difference between (A) the greater of (x) the number of megawatts Buyer has paid for pursuant to Milestone 2 with respect to the applicable Energization tranche (not to exceed 1,000 megawatts in the aggregate across all tranches) and (y) the number of Commercialized Megawatts attributable to such Energization tranche as of the Outside Date and (B) the MW Threshold (such difference, the “Shortfall Capacity”); and transfer, or cause to be transferred, to Seller or its Designated Seller Affiliate, a portion of the Site that corresponds to the Shortfall Capacity as mutually agreed upon by the parties in good faith (the “Shortfall Site”). Buyer and Seller agree to cooperate and work in good faith to accomplish the transfer set forth in this Section 3.1(d)(i) (including, without limitation, any necessary subdivision of the Property to transfer the Shortfall Site as a separate parcel, negotiation of necessary easements, etc.). The closing of the transfer pursuant to this Section 3.1(d)(i) shall close no later than sixty (60) days after delivery of the Shortfall Election Notice, subject to extension as mutually agreed to by the Buyer and Seller (i.e., in the event a subdivision is necessary to make the Shortfall Site a separate parcel and such process cannot be accomplished in 60 days) subject to day-for-day extension, if necessary, for receipt of consent from AEP; or

(ii)    pay to Seller a pro rata amount of Three Hundred Fifty Million Dollars ($350,000,000.00), determined by reference to (x) the power capacity available in the applicable Energization tranche divided by (y) 2,000 megawatts, as such baseline amount shall be reduced by the original value of the aggregate HIF Equity Ownership in all Joint Ventures at the time of any grant of membership interests to Seller in any Joint Ventures issued as of the time of any Shortfall Action plus any Cash Equity Payment as of such time; provided, that, notwithstanding anything to the contrary herein, to the extent that any capacity that is subject to a Shortfall Action under Section 3.1(d)(i) (“Acquired Shortfall Capacity”) subsequently becomes Utilized

Megawatts such Acquired Shortfall Capacity shall be expressly excluded from Section 3.1(c) and no equity interests or cash payments shall be made in respect of such Acquired Shortfall Capacity.
(iii)    The assignments and transfers contemplated by this Section shall be made without additional consideration from Seller or its Designated Seller Affiliate.

(e)     Good Faith Efforts. Buyer covenants and agrees that it shall in good faith pursue the obligation to utilize power capacity following Energization and use commercially reasonable efforts in furtherance of the commercialization, development, or leasing of the Project on the Site, and shall not take any action, or fail to take any action, solely with the purpose or intent to delay, hinder, or frustrate the commercialization of the Project or to circumvent the intent and purpose of this Agreement (including the obligations under Section 3.1(c)).

(f) Withholding Taxes. Buyer shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any Milestone Payments payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payments under applicable Tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld portions shall be timely paid to the appropriate Tax authority and treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
3.2     Creditworthiness Protections. From and after Closing through satisfaction of all Milestone Payment obligations, Guarantor hereby covenants and agrees to be sufficiently capitalized, have sufficient access to capital, and/or have sufficient net worth to comply with all of Buyer’s express monetary obligations in this Agreement, including to fulfill the Milestone Payment obligations of Buyer.
3.3     Additional Post-Closing Credit Requirement. If, at any time after the Effective Date prior to the date that is five (5) Business Days following the later of (x) the date on which Energization has occurred with respect to 1,000 megawatts and (y) six (6) months after the date that the Energization Payment is otherwise scheduled to be paid under Section 3.1(b) (the “Energization Release Date”), (a) there is any enactment, adoption, promulgation, repeal, modification, or change (including any change in interpretation, application, or enforcement) of any law, statute, rule, regulation, ordinance, code, order, tariff, protocol, planning guide, or other legal or regulatory requirement of any governmental authority, and (b) as a result thereof, AEP, ERCOT, or any other governmental authority or transmission or distribution service provider requires Buyer or the SPE Owner to pay, post, deposit, prepay, or otherwise provide cash, a letter of credit, a guaranty, credit support or collateral, make any capital expenditure or other cash outlay that is incremental to any amounts required under the LOA as in effect on the Effective Date (collectively, “Credit Requirement”) in respect of the LOA, the interconnection of the Site, or the power capacity contemplated thereby then the amount of such Credit Requirement so required to be paid, posted, deposited, prepaid, provided, funded, or otherwise incurred (the “Qualifying Credit Requirement Amount”) shall be addressed as follows:
(1) in the event that the Qualifying Credit Requirement Amount is equal to or less than $30,000,000, Buyer shall post, or cause the SPE Owner to post, such amount as and when required, and the economic burden thereof shall be shared on a dollar-for-dollar basis, fifty percent (50%) by Buyer and fifty percent (50%) by Seller; provided, that Seller’s fifty percent (50%) share shall be borne by Seller solely in the form of a reduction to the Energization Payment otherwise payable by Buyer to Seller pursuant to Section 3.1(b), on a dollar-for-dollar basis (provided, that, for clarity, such reduction amount shall be applied against, and shall reduce, each Energization Payment as and when it otherwise becomes due and payable, until the full reduction amount has been so applied); and
(2) in the event that the Qualifying Credit Requirement Amount is greater than $30,000,000, Buyer may, by written notice to Seller delivered within five (5) Business Days prior to the date upon which the Qualifying Credit Requirement Amount is required to be posted, elect to either:
(I) post, or cause to be posted, the entire Qualifying Credit Requirement Amount, as and when required, and the economic burden thereof shall be shared on a dollar-for-dollar basis, fifty percent (50%) by Buyer and fifty percent (50%) by Seller up to $150,000,000 and, thereafter, one hundred (100%) by Buyer; provided, that Seller’s fifty percent (50%) share shall be borne by Seller solely in the form of a reduction to the Energization Payment otherwise payable by Buyer to Seller pursuant to Section 3.1(b), on a dollar-for-dollar basis until such time as the Energization Payment is reduced to $25,000,000 (provided, that, for clarity, such reduction amount shall be applied against, and shall reduce, each Energization Payment as and when it otherwise becomes due and payable, until the full reduction amount has been so applied); or
(II) terminate any or all of Buyer’s obligations under this Agreement, in which case (A) Buyer shall have no obligation to post, fund, or otherwise provide any Qualifying Credit Requirement Amount, and (B) Buyer shall return and reconvey the Transferred Interests to Seller (and the parties shall execute such assignments and instruments as are reasonably necessary to effect such reconveyance), applying the principles of Section 3.1(a)(iv) (including as to the survival of liability for pre-existing breaches) mutatis mutandis, whereupon, except for those obligations that expressly survive termination, Buyer shall have no further obligations under this Agreement. In the event Buyer fails to deliver such written notice within the period set forth above, Buyer shall be deemed to have elected the option set forth in clause (II) above, and the Transferred Interests shall be returned and reconveyed to Seller in accordance therewith.
Notwithstanding anything to the contrary herein, for purposes of this Section 3.3: (x) the dollar thresholds and the determination of Seller’s share of any Credit Requirement shall be calculated on a cumulative, aggregate basis taking into account all Credit Requirement and Qualifying Credit Requirement Amounts arising from and after the Effective Date (and not on a per-event basis); and (y) in no event shall Seller’s aggregate share of all Credit Requirement hereunder (whether borne through reductions to the Energization Payment or otherwise) exceed Seventy-Five Million Dollars ($75,000,000).
To the extent any Qualifying Credit Requirement Amount is returned, refunded, released, reimbursed, or otherwise repaid by any utility or other applicable recipient, or is replaced, assumed, or reimbursed by any tenant at the Project or by any purchaser or other transferee of the Project, Buyer and Seller shall share the benefit of such return, refund, release, reimbursement, repayment, replacement, assumption, or reimbursement in proportion to the portion of such Qualifying Credit Requirement Amount actually borne by each of them pursuant to this Section

3.3. Seller’s proportional share shall be paid to Seller within five (5) Business Days after Buyer or the SPE Owner receives such applicable cash proceeds or economic benefit.
For clarity, nothing in this Section 3.3 shall require Seller to return, repay, offset, or otherwise be subject to any clawback of any portion of the Milestone 1 Payment.

ARTICLE 4
CLOSING; TRANSFER OF INTERESTS
4.1     Closing. The parties acknowledge and agree that this Agreement is intended to be executed and the Closing is intended to occur simultaneously on the Closing Date. Upon execution of this Agreement and satisfaction (or waiver) of the conditions set forth in Article 8, the transfer of the Transferred Interests shall be deemed effective as of the Closing Date without the need for any further action by the parties, other than (a) the satisfaction of the conditions set forth in Article 8 and (b) the delivery of the Closing Deliverables set forth in Article 10.
4.2     Transfer of Interests. At Closing, Seller shall transfer, assign, and convey to Buyer all of Seller’s right, title, and interest in and to the Transferred Interests, free and clear of all liens and encumbrances, and Buyer shall accept and acquire such Transferred Interests. The transfer shall be effectuated by delivery of the Assignment of Membership Interests.
4.3     Discharge of Liens. Seller shall be obligated at or prior to Closing to discharge, or cause the SPE Owner to discharge, any and all monetary liens, if any, or liens or encumbrances in violation of this Agreement, in each case, encumbering the Transferred Interests and/or the Property (including through the exercise of its rights and remedies under the Purchase and Sale Contracts).
ARTICLE 5
DISCLAIMERS AND WAIVERS
5.1 AS-IS Sale; Disclaimers. EXCEPT FOR SELLER’S REPRESENTATIONS, WARRANTIES, AND COVENANTS EXPLICITLY STATED IN THIS AGREEMENT OR IN ANY CLOSING DELIVERIES, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSFERRED INTERESTS OR THE PROPERTY OR THE PURCHASE AND SALE CONTRACTS, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONDITION. BUYER ACKNOWLEDGES AND AGREES THAT UPON THE CLOSING, SELLER SHALL SELL AND CONVEY TO BUYER THE TRANSFERRED INTERESTS AND BUYER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS,” EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR THE CLOSING DELIVERIES. BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS,

REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DELIVERIES.
BUYER ACKNOWLEDGES AND AGREES THAT ALL MATERIALS, DATA AND INFORMATION DELIVERED BY SELLER TO BUYER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY ARE PROVIDED TO BUYER AS A CONVENIENCE ONLY AND THAT ANY RELIANCE ON OR USE OF SUCH MATERIALS, DATA OR INFORMATION BY BUYER SHALL BE AT THE SOLE RISK OF BUYER, EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN OR IN ANY CLOSING DELIVERIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES AND AGREES THAT (A) ANY ENVIRONMENTAL OR OTHER REPORT WITH RESPECT TO THE PROPERTY WHICH IS DELIVERED BY SELLER TO BUYER SHALL BE FOR GENERAL INFORMATIONAL PURPOSES ONLY, (B) BUYER SHALL NOT HAVE ANY RIGHT TO RELY ON ANY SUCH REPORT DELIVERED BY SELLER TO BUYER, BUT RATHER WILL RELY ON ITS OWN INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY AND ANY REPORTS COMMISSIONED BY BUYER WITH RESPECT THERETO, AND (C) NEITHER SELLER, ANY AFFILIATE OF SELLER NOR THE PERSON OR ENTITY WHICH PREPARED ANY SUCH REPORT DELIVERED BY SELLER TO BUYER SHALL HAVE ANY LIABILITY TO BUYER FOR ANY INACCURACY IN OR OMISSION FROM ANY SUCH REPORT, IN EACH CASE EXCEPT AS SET FORTH IN THIS AGREEMENT OR ANY CLOSING DELIVERIES.
BUYER WILL RELY SOLELY UPON ITS INVESTIGATIONS AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY CLOSING DELIVERIES. UPON CLOSING, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY CLOSING DELIVERIES, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, DESIGN, CONSTRUCTION DEFECTS, ADVERSE PHYSICAL OR ENVIRONMENTAL CONDITIONS, OR NONCOMPLIANCE WITH LAWS (INCLUDING WITHOUT LIMITATION ACCESS LAWS, LAND USE LAWS, THE BUILDING CODE AND THE ZONING CODE), MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY CLOSING DELIVERIES, BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND

SELLER’S AND ITS PARTNERS’ AND MEMBERS’ RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, MEMBERS, MANAGERS, PARTNERS, BENEFICIAL OWNERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT OR UNDER ANY ENVIRONMENTAL LAW), LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES (WHETHER BASED ON STRICT LIABILITY OR OTHERWISE), COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S AND ITS PARTNERS’ AND MEMBERS’ RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, MEMBERS, MANAGERS, GENERAL OR LIMITED PARTNERS, BENEFICIAL OWNERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF (I) THE CONDITION OF THE PROPERTY (INCLUDING WITHOUT LIMITATION ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS OR ACCESS LAWS)) OR (II) ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. THE FOREGOING SHALL NOT BE INTERPRETED TO WAIVE ANY CLAIM OF BUYER UNDER THE AGREEMENT OR DOCUMENTS AT CLOSING.
5.2     Release.

(a)     Except for claims arising under this Agreement (including for fraud) and any related document and/or any closing delivery (in each case, including, for fraud) (collectively, “Excluded Claims”), Buyer, for itself and its agents, Affiliates, successors, and assigns, hereby releases Seller and Seller’s members, managers, officers, directors, employees, representatives, agents, attorneys, affiliated entities, successors, and assigns (collectively, the “Seller Released Parties”) from any and all liabilities, losses, claims, demands, damages, causes of action, costs, penalties, fines, judgments, attorneys’ fees, and expenses (collectively, “Claims”) that may arise on account of or in any way be connected with the operation or management of the SPE Owner or the Property prior to the Closing.

(b)    Except for Excluded Claims, Seller, for itself and its agents, Affiliates, successors, and assigns, hereby releases Buyer and Buyer’s members, managers, officers, directors, employees, representatives, agents, attorneys, affiliated entities, successors, and assigns (collectively, the “Buyer Released Parties”) from any and all Claims that may arise on account of or in any way be connected with the operation or management of the SPE Owner or the Property prior to the Closing.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF SELLER
6.1         Representations and Warranties. Seller represents and warrants the following to Buyer as of the Effective Date:

(a)    Organization and Authority. Seller is duly organized (or formed), validly existing and in good standing under the laws of its state of organization, and to the extent required by law, the State in which the Property is located. Seller is authorized to consummate the transaction set forth herein and fulfill all of its respective obligations hereunder and under all closing documents to be executed by Seller, and has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Seller, and to perform all of Seller’s obligations hereunder and thereunder. This Agreement has been, and all closing documents to be executed by Seller will be at Closing, duly authorized by all requisite corporate or other required action on the part of Seller and are (or, in the case of the closing documents, will be) the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms.

(b)    No Conflicts or Consents. Neither the execution and delivery of this Agreement nor the performance of the obligations of Seller hereunder will result in the violation of any law, any provision of the organizational documents of Seller, or any Purchase and Sale Contract or the LOA, or otherwise will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller, SPE Owner or the Property is bound or subject. No consent, approval, license, authorization of or other action by, or filing with, any governmental authority is required for the execution and delivery by Seller of this Agreement, or if required, the requisite consent, approval or authorization has been obtained, the requisite filing has been accomplished or the requisite action has been taken.

(c)    Purchase and Sale Contracts. Seller entered into the Purchase and Sale Contracts, Seller has assigned the Purchase and Sale Contracts to the SPE Owner, and the SPE Owner has the right to acquire the Site pursuant to the Purchase and Sale Contracts. Each Purchase and Sale Contract is in full force and effect, and there is no breach or default under any Purchase and Sale Contract. True, complete and correct copies of each Purchase and Sale Contract (in each case, including all modifications and amendments thereto) have been made available to Buyer. To Seller’s knowledge, the Site Under Contract is not subject to any liens, encumbrances, easements, restrictions, or other title defects or exceptions, other than the Permitted Exceptions or any such liens, encumbrances, easements, restrictions, or other title defects or exceptions that will be removed, cured, or satisfied as of the closing of the Site Under Contract pursuant to the Purchase and Sale Contracts. Seller has not granted any consents, waivers or releases under, or entered into any amendments or modifications of, the Purchase and Sale Contracts.

(d)    SPE Owner. (i) the SPE Owner is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware and qualified to transact business in the State of Texas; (ii) the Transferred Interests constitute one hundred percent (100%) of the issued and outstanding membership interests of the SPE Owner, are validly issued, fully paid, and nonassessable, and are owned by Seller free and clear of all liens, pledges, security interests, claims, options, or encumbrances of any kind; (iii) there are no outstanding options, warrants, convertible securities, or other rights, agreements, or commitments of any kind relating to the membership interests of the SPE

Owner; (iv) other than the Property, the SPE Owner does not own, and has not owned, any material assets, has not incurred any debts or obligations (except solely in connection with the transactions contemplated by this Agreement), and does not, and has not, conducted any business or activity; (v) there are no contracts and/or agreements binding on (i) Owned Site or any portion thereof and/or SPE Owner (or any direct or indirect interest therein) or (ii) to the Seller’s knowledge, the Property (other than the Owned Site), in each case, other than this Agreement, the Purchase and Sale Contracts and related broker commission agreements, the LOA, and the Permitted Exceptions of the type described in clauses (i) and (iii) of the definition thereof; (vi) the SPE Owner has been, at all times since its formation, a disregarded entity for U.S. federal income tax purposes; (vii) the organizational documents of the SPE Owner provided to Buyer in accordance with this Agreement are true, correct and complete; (viii) SPE Owner does not, and has not had in the past, any employees, officers, directors, consultants, independent contractors or other services providers or any Benefit Plans; (ix) SPE Owner does not have, and has not had in the past, any actual or contingent obligation or liability related to any Benefit Plan (including any “defined benefit plan” (as defined in Section 3(35) of ERISA) or any Multiemployer Plan) sponsored or maintained by Seller or any of its ERISA Affiliates; (x) the SPE Owner will not be, nor have been, a party to or bound by any arrangement or agreement pursuant to which members of a combined, consolidated or unitary group of entities that pay Taxes on a group wide basis provide for allocation or sharing of Tax liabilities and/or benefits; and (xi) the SPE Owner will not have any liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor. SPE Owner was formed solely for the purpose of holding the Property and engaging in the transactions contemplated by this Agreement.

(e)    FIRPTA. Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980, and upon consummation of the transactions contemplated hereby, Buyer will not be required to withhold from the Purchase Price any withholding Tax.

(f)    Litigation; Compliance. There are no proceedings pending or, to Seller’s knowledge, threatened in writing against Seller, SPE Owner or any of their Affiliates or any portion of the Property. Neither Seller nor SPE Owner has received any written notice from a governmental entity of, Seller has no knowledge of, any claim, proceeding, investigation or violation that the Property does not currently comply in all respects with all laws, ordinances, rules, requirements and regulations or with respect to condemnation or eminent domain.

(g)    Insolvency. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, or (iv) suffered the attachment or other judicial seizure of all or substantially all of Seller’s assets.

(h)    LOA. Seller entered into the LOA, and the LOA has been duly and validly assigned to the SPE Owner, and is in full force and effect, and there exists no event or condition that would, either immediately or with the passage of time or giving of notice, or both, entitle AEP to terminate the LOA or suspend performance of AEP’s obligations thereunder. The LOA has been amended only once pursuant to that certain Amendment No. 1 dated June 8, 2025. A true, complete and correct copy of the LOA (in each case, including all written modifications and amendments thereto) has been made available to Buyer. Seller has not granted any consents, waivers or releases under, or entered into any amendments or modifications of, the LOA.

(i)    Environmental Matters. Seller, with respect to the Owned Site and, to Seller’s knowledge, the Site Under Contract, has not received any written notice concerning any violation of, or liability under Environmental Law, and neither Seller, the Owned Site, nor, to Seller’s knowledge, the Site Under Contract, is subject to any pending order, judgment or other legal proceeding with respect to Environmental Law.

(j) Tax Matters. All Taxes relating to the Owned Site have been fully and timely paid (whether or not shown on any Tax Return). There are no Tax audits, disputes, proceedings claims or examinations by any Tax authority in respect to Taxes relating to the Owned Site currently ongoing or threatened in writing. There are no liens for Taxes on any of the Owned Site (other than Permitted Exceptions).

(n) Zoning. Neither Seller nor SPE Owner has received written notice of, and neither Seller nor SPE Owner has knowledge of any, pending, threatened or contemplated rezoning or other change in the zoning entitlements or other land use approvals applicable to the Owned Site.

(o) ERISA. Neither Seller nor SPE Owner is nor is acting on behalf of (A) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (B) a “plan” within the meaning of Section 4975 of the Code or (C) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA, of any such employee benefit plan or plan. The sale of the Property and SPE Owner by Seller is not a “prohibited transaction” under ERISA.

(p)    Anti-Money Laundering and OFAC. Neither Seller nor SPE Owner nor, to Seller’s knowledge, any of its subsidiaries, officers, directors, employees, or agents: (i) is the target of any economic sanctions administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United States Department of State, or any other applicable sanctions authority; or (ii) is in violation of any applicable laws relating to anti-corruption, anti-bribery, terrorism, or money laundering.

6.2     Knowledge Standard. Whenever phrases such as “to Seller’s knowledge” or similar phrases are used in this Agreement, they shall be deemed to refer exclusively to matters within the current actual conscious (as opposed to constructive or imputed) knowledge of the Knowledge Parties; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of such Knowledge Party, on account of any breach of any representation or warranty made by Seller herein.
6.3     Survival, Basket and Cap. The representations and warranties of Seller contained in this Article 6 shall survive Closing for a period of twelve (12) months (the “Survival Period”) other than the representation contained in Section 6.1(d) which shall survive for the applicable statute of limitations. No claim after Closing for a breach of any representation or warranty of Seller shall be actionable (i) if such breach is actually known to Buyer prior to Closing, which shall include information within the “MS – HIF USA” virtual data room hosted at [***], (ii) unless valid claims collectively aggregate to Fifty Thousand Dollars ($50,000) or more, in which event the full amount of such valid claims shall be actionable up to, but not exceeding, the applicable Cap (as defined below), or (iii) if Buyer fails to provide Seller written notice prior to expiration of the Survival Period. As used herein, the “Cap” shall mean five percent (5%) of the aggregate Milestone Payments actually paid as of the date any claim is asserted, except with respect to the representation contained in Section 6.1(a), (b), (d), (g) and (h) (the “Fundamental Representations”), which Cap shall be the full amount of the aggregate Milestone Payments actually paid as of the date any claim is asserted. Notwithstanding anything herein to the contrary, the Cap shall not apply to limit Buyer’s recovery of actual damages arising from Seller’s fraud. Other than as awarded to a third-party, Buyer hereby waives the right to collect or seek to collect consequential, speculative or punitive damages (including diminution in value). Any indemnification pursuant to this Section 6.3 shall be subject to the procedures set forth on Exhibit G.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF BUYER
7.1     Representations and Warranties. Buyer represents and warrants to Seller as of the Effective Date:
(a)    Organization and Authority. Buyer is duly organized, validly existing, and in good standing under the laws of the State of Delaware and authorized to transact business in the State of Texas. Buyer has the full right and authority to enter into this Agreement and to consummate the transactions contemplated herein.

(b)    Authorization; Binding Obligation. This Agreement has been duly authorized, executed, and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally.

(c)    No Conflicts. Neither the execution and delivery of this Agreement nor the performance of the obligations of Buyer hereunder will result in the violation of any law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

(d)    Financial Capacity. Guarantor has as of the date hereof sufficient funds (including by way of means of funds through financing sources) and financial capacity to consummate the transactions contemplated by this Agreement, including all post-Closing Milestone Payment obligations.

(e)    Insolvency. No insolvency (or other similar) proceeding has occurred with respect to Buyer that would have any impact on Buyer’s ability to perform its obligations under this Agreement.

(f)     Anti-Money Laundering and OFAC. Neither Buyer nor, to Buyer’s knowledge, any of its subsidiaries, officers, directors, employees, or agents: (i) is the target of any economic sanctions administered by OFAC, the United States Department of State, or any other applicable sanctions authority; or (ii) is in violation of any applicable laws relating to anti-corruption, anti-bribery, terrorism, or money laundering.

(g)    ERISA. Buyer is not a “benefit plan investor” within the meaning of Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended.
7.2     Survival. The representations and warranties of Buyer contained in this Article 7 shall survive Closing for the Survival Period. No claim after Closing for a breach of any representation or warranty of Buyer shall be actionable (i) unless valid claims collectively aggregate to Fifty Thousand Dollars ($50,000) or more, in which event the full amount of such valid claims shall be actionable up to, but not exceeding, five percent (5%) of the aggregate consideration paid hereunder (including the value of any HIF Equity Ownership conveyed hereunder) (“Buyer Cap”), or (ii) if Seller fails to provide Buyer written notice prior to expiration of the Survival Period; provided, however, the Buyer Cap shall not apply to limit Seller’s recovery of actual damages arising from Buyer’s fraud. Other than as awarded to a third-party, Seller hereby waives the right to collect or seek to collect consequential, speculative or punitive damages (including diminution in value). Any indemnification pursuant to this Section 7.2 shall be subject to the procedures set forth on Exhibit G.
ARTICLE 8
CONDITIONS PRECEDENT TO CLOSING
8.1     Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction (or waiver by Buyer in writing), at or prior to the Closing, of each of the following conditions: (a) the AEP Approval described in Section 8.3 shall remain in full force and effect; (b) no Law or order of any governmental authority shall be in effect that restrains, enjoins, or otherwise prohibits or makes illegal the consummation of the transactions contemplated by this Agreement; and (c) Seller shall have delivered, or be ready, willing, and able to deliver at the Closing, the Seller’s Closing Deliverables set forth in Section 10.2.
8.2     Conditions to Obligations of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction (or waiver by Seller in writing), at or prior to the Closing, of each of the following conditions: (a) no Law or order of any governmental authority shall be in effect that restrains, enjoins, or otherwise prohibits or makes illegal the consummation of the transactions contemplated by this Agreement; and (b) Buyer shall have delivered, or be ready, willing, and able to deliver at the Closing, the Buyer’s Closing Deliverables set forth in Section 10.3.
8.3     AEP Approval. The parties hereby acknowledge and agree that AEP, as of the Effective Date, has reviewed and approved Buyer or its Affiliates (as the prospective owner of the SPE Owner) as the successor counterparty under the LOA, and that such approval satisfies any consent or approval requirement set forth in the LOA with respect to a change in the identity of the counterparty thereunder. Each party further acknowledges that, effective as of the Effective Date, Buyer (or the SPE Owner, as applicable) shall assume all rights, obligations, and liabilities of Seller arising under the LOA from and after such date, and AEP’s approval shall not be deemed to constitute a waiver of any other term or condition of the LOA or an amendment thereof except to the extent expressly set forth herein.
ARTICLE 9
POST-CLOSING COVENANTS
9.1     Required Attestations. Seller and Buyer hereby acknowledge and agree that Buyer has provided evidence reasonably satisfactory to Seller that Buyer can satisfy the following ERCOT attestations (the “Required Attestations”): (1) those certain attestations set forth in subpart (1)(e) of Section 9.2.1.1 of the Planning Guide Revision Requests No. 145 for Batch Zero Process for Large Load Interconnections, as approved by the ERCOT Board on June 2, 2026 (the “PGRR”), as set forth on Schedule 1 attached hereto, and (2) an attestation that Buyer is the user of the full two thousand (2,000) megawatts of power capacity. The agreed form of the Required Attestation submission (the “Proposed Attestations”) is attached hereto as Schedule 9.1. Buyer will submit the Required Attestations in the form of the Proposed Attestations to AEP on July 2, 2026 (the “Attestation Deadline”) unless Buyer is prohibited from making the Required Attestations as a result of any federal or state law or otherwise restricted by ERCOT’s protocols or procedures. In the event that ERCOT or AEP amends, modifies, or otherwise revises the requirements applicable to the Required Attestations, Buyer shall use best efforts to satisfy such revised ERCOT attestation requirements as may be in effect from time to time. In the event that Buyer does not provide the Required Attestations by the Attestation Deadline, then Buyer shall be deemed to have immediately forfeited the Transferred Interests, and the Escrow Agent shall deliver the Return Assignment to Seller, and the Transferred Interests shall be deemed reconveyed to Seller effective as of the date of such delivery, without the need for any further action or approval by Buyer and, in such case, Buyer shall have no further obligations under this Agreement; provided, however, that Buyer shall remain liable for any and all breaches under this Agreement that occurred or arose prior to the Return Date to the same extent, and subject to the same limitations, as set forth in Section 3.1(a)(iv) (and Buyer’s indemnification obligations with respect to any such breaches shall survive the return of the Transferred Interests and shall not be extinguished, reduced, or otherwise affected by such return. Buyer shall continue to comply with, and remain bound by, all of its cooperation obligations under this Agreement through and including the Return Date, and to execute and deliver such instruments and documents as may be reasonably requested by Seller to effectuate the return of the Transferred Interests. The parties shall execute escrow instructions to Escrow Agent consistent with the foregoing at or prior to Closing. The obligations set forth in this Section shall survive the Closing.
9.2    Closing on Purchase and Sale Contracts. Buyer shall use reasonable best efforts to cause the SPE Owner to close on the Purchase and Sale Contracts and acquire fee simple or leasehold title, as applicable, to the Site by the expiration of the PSA Closing Period.
9.3    Post-Closing Covenants and Cooperation.
(a)    Buyer covenants and agrees that, from and after Closing until the date that Buyer has made the Milestone 1 Payment, Buyer shall coordinate and cooperate in good faith with Seller with respect to all material matters relating to (a) the Site, the Purchase and Sale Contracts (and any material actions, decisions, interactions with the counterparties) or development activities, (b) community affairs and stakeholder relations in Matagorda County, Texas, (c) to the extent mutually agreed between Buyer and Seller, TPDES permitting approvals, and (d) all interfaces, communications, and dealings with AEP with respect to the Site, and that Buyer shall take no action with respect to any of the matters set forth above without the prior written approval of Seller, such approval not to be unreasonably withheld, conditioned or delayed. Without limiting the generality of the foregoing, Buyer shall (i) provide Seller with reasonable advance notice of any material communications, meetings, or submissions to AEP, any governmental authority with jurisdiction over TPDES permits (to the extent applicable), or any community stakeholders, (ii) afford Seller a reasonable opportunity to review and comment on any such communications or submissions prior to delivery, and (iii) keep Seller reasonably informed of any material developments, responses, or approvals received from such parties with regular updates to Seller, in no event less frequent than biweekly (or otherwise with such frequency as determined by the parties from time-to-time (including via email)).
(b)    Buyer shall be solely responsible, at its sole cost and expense, for obtaining the Power Approval. Buyer shall diligently and in good faith pursue the Power Approval and shall use commercially reasonable efforts to obtain the Power Approval as expeditiously as practicable. Buyer hereby covenants and agrees to coordinate and cooperate in good faith with Seller in connection with the Power Approval process. Seller shall have the right to review and approve in accordance with Section 9.3(c), all material submissions, applications, plans, actions, and decisions made by Buyer in connection with the Power Approval process. Buyer shall not submit any application, enter into any agreement, or make any material decision with respect to the Power Approval without the prior written consent of Seller. Buyer shall promptly provide Seller with copies of all material correspondence, applications, notices, and other documents related to the Power Approval process and shall keep Seller reasonably informed of the status thereof. In the event that Seller disapproves of any proposed submission, application, or decision related to the Power Approval in accordance with Section 9.3(c), Seller shall notify Buyer in writing of such disapproval and the reasons therefor, and the parties shall work together in good faith to resolve any disagreements in a manner that is reasonably acceptable to both parties.
(c)     Notwithstanding anything to the contrary herein, with respect to any matter requiring Seller’s approval or consent under this Section, Buyer shall provide Seller with written notice specifically identifying the matter for which approval or consent is sought and containing sufficient detail to enable Seller to evaluate such request (each, an “Approval Request”). Seller shall have five (5) Business Days (or such shorter period as may be required in light of exigent circumstances) following Seller’s receipt of such Approval Request to deliver written notice to Buyer either granting or withholding its approval or consent (including, as applicable in each case, the basis for withholding such approval). If Seller fails to deliver written notice of its decision to grant or withhold approval or consent within such five (5) Business Day period, Seller shall be deemed to have approved the matter set forth in the applicable Approval Request. Notwithstanding anything to the contrary herein, Seller covenants and agrees that it shall not take any action (including withholding, conditioning, or delaying any approval, including in connection with any Approval Request) with the intent or effect of frustrating the purposes of this Agreement or impairing or delaying Buyer’s ability to obtain the Power Approval, and that Seller shall exercise its review, consent, and approval rights under this Section 9.3 solely in furtherance of the purposes of this Agreement and the obtaining of the Power Approval as necessary to achieve the Milestone 1 Payment, and Seller shall not consider, take into account, or be influenced by any other interest, factor, or consideration of Seller or any of its Affiliates. Seller may withhold, condition, or delay its approval or consent with respect to any Approval Request only if Seller determines in good faith that the matter set forth therein would reasonably be expected to impair, delay, or prevent the obtaining of the Power Approval. In any notice withholding approval or consent, Seller shall propose an alternative course of action that, if pursued by Buyer, Seller would approve and that would not, in Seller’s good-faith determination, impair, delay, or prevent the obtaining of the Power Approval (and, for the avoidance of doubt, Seller shall not be entitled to withhold approval or consent without proposing such an alternative course of action).
(d)    Notwithstanding anything to the contrary herein, the obligations of this Section 9.3 shall be deemed satisfied and complied with, and Buyer shall not be liable for breach of such obligation, unless the Power Approval has not been obtained due to Buyer’s breach of its obligations under this Section 9.3.
(e)    The obligations set forth in this Section shall survive the Closing.
9.4     Post-Closing Seller Commercial Consultation.
(a)    Seller shall use commercially reasonable efforts to make itself available to consult and if necessary to act as the public-facing representative to the applicable counterparties at Buyer’s direction. Additionally, Buyer shall use commercially reasonable efforts to consult with Seller on the leasing options and strategy for the Site, and Seller shall use commercially reasonable efforts to cooperate in good faith to assist Buyer with respect to any efforts to find a tenant for the Site, including, without limitation, Seller making introductions and sharing relationships with potential Site tenants.
(b)    Buyer shall use commercially reasonable efforts to keep Seller reasonably informed of the activities contemplated in this Section, with regular updates to Seller. For the avoidance of doubt, Buyer shall retain final decision-making authority with respect to all such matters, subject to the obligations of this Section 9.4; provided, however, that where Seller acts as the public-facing representative, Seller shall act solely at Buyer’s direction and pursuant to Buyer’s instructions. The obligations set forth in this Section shall survive the Closing.
ARTICLE 10
CLOSING
10.1     Closing. The Closing shall occur on the Closing Date and shall be conducted pursuant to an escrow-style closing through the Escrow Agent so that it will not be necessary for any party to physically attend the Closing.
10.2     Seller’s Closing Deliverables. At Closing, Seller shall deliver or cause to be delivered to Buyer or Escrow Agent the following:
(a)    The Assignment of Membership Interests, duly executed by Seller, effectuating the transfer of the Transferred Interests to Buyer;
(b)    Evidence reasonably satisfactory to the Escrow Agent that all necessary authorizations for the transactions contemplated by this Agreement have been obtained by Seller;
(c)    [Intentionally omitted];
(d)    Written resignations of all managers, directors, and/or officers of the SPE Owner, if any;
(e)    The Organizational Documents of the SPE Owner;
(f)    Evidence that the Purchase and Sale Contracts and the LOA have been duly assigned to the SPE Owner;
(g)    [Intentionally omitted];
(h)    The Return Assignment, duly executed by Seller, to be held in escrow pursuant to Section 3.1(a);
(i)    Closing Statement signed by Seller;
(j)     an IRS Form W-9, executed by Seller and in a form reasonably acceptable to Buyer;
(k)    the Escrow Agreement, executed by Seller and the Escrow Agent; and
(l)    Such other documents and instruments as may be reasonably requested by Escrow Agent or the Title Company to consummate the transactions contemplated by this Agreement.
10.3     Buyer’s Closing Deliverables. At Closing, Buyer shall deliver or cause to be delivered to Seller or Escrow Agent the following:

(a)    The Assignment of Membership Interests, duly executed by Buyer, effectuating the transfer of the Transferred Interests to Buyer;
(b)    Evidence reasonably satisfactory to the Escrow Agent that all necessary authorizations for the transactions contemplated by this Agreement have been obtained by Buyer;
(c)    [Intentionally omitted];
(d)    The Return Assignment, duly executed by Buyer, to be held in escrow pursuant to Section 3.1(a);
(e)    Closing Statement signed by Buyer;
(f)    the Escrow Agreement, executed by Buyer; and
(g)    Such other documents and instruments as may be reasonably requested by Escrow Agent or the Title Company to consummate the transactions contemplated by this Agreement.
10.4     Actions by Escrow Agent. On the Closing Date, Escrow Agent shall: (i) deliver fully-executed originals of all applicable documents to Buyer and Seller; and (ii) take all other actions reasonably necessary to consummate the Closing.
10.5     Prorations. Real estate taxes and other revenues and expenses relating to the Owned Site will be prorated as of the Closing Date, with Seller providing a credit for such prorated amounts attributable to the period prior to Closing. Other than the foregoing, there will be no prorations related to the Transferred Interests or the Property.
10.6     Closing Costs. Buyer and Seller shall each be responsible for paying their own attorneys, brokers, and other representatives. Seller shall pay (i) the fees of any counsel representing Seller in connection with this transaction, (ii) one-half of any escrow fees charged by the Escrow Agent or Title Company for this transaction. Buyer shall pay (i) the fees of any counsel representing Buyer in connection with this transaction, (ii) one-half of any escrow fees charged by the Escrow Agent or Title Company, (iii) the cost of Buyer’s inspections of the Property, (iv) all fees and expenses associated with the Power Approval, if any, (v) the costs of any financing obtained by Buyer, and (vi) all additional costs associated with any title policy, including all extended coverage, endorsements or additional title insurance coverage for the Property obtained by Buyer. Any other closing costs shall be shared by the parties according to custom in the State of Texas.
ARTICLE 11
SURVIVAL
11.1     Survival. The covenants and agreements of the parties set forth in this Agreement and in any other document or certificate delivered in connection herewith to the extent contemplating or requiring performance by its terms after the Closing shall survive the Closing in accordance with their respective terms as provided in this Agreement.
ARTICLE 12
DEFAULT AND REMEDIES
12.1     Default and Remedies. The sole and exclusive remedies for any breach of this Agreement (including its representations and warranties), or any claim or cause of action otherwise arising out of or related to the transactions contemplated by this Agreement, will be (i) the rights set forth in Section 6.3 or Section 7.2 of this Agreement (as applicable), (ii) the right to recovery for claims arising from fraud, and (iii) the right to seek specific performance of the Agreement, appropriate injunctive relief, and/or the right to seek damages resulting from the breach of this Agreement. The parties agree that no party will have any other remedies or other cause of action (whether in contract, in tort, under statute, or otherwise) not expressly set forth in this Agreement.
12.2     Limitation on Damages. Notwithstanding any provision of this Agreement to the contrary, in no event shall any party be liable for punitive, special, indirect, consequential, remote, speculative, or lost profits damages of any kind or nature, regardless of the form of action through which such damages are sought, in connection with this Agreement, except if payable to a third-party.
ARTICLE 13
CONFIDENTIALITY
13.1     Confidentiality. Neither Buyer nor Seller shall, and shall direct its Affiliates and representatives not to, without the prior written consent of the other party, disclose to any Person (other than such person’s representatives on a need-to-know basis): (a) prior to the date that the Milestone 1 Payment is made, (i) the fact that confidential information has been or will be made available to Buyer or any of its representatives, or (ii) the fact that investigations, discussions, or negotiations are taking or have taken place concerning the transactions contemplated hereby, including the status thereof, or (b) from and after the Closing, any express terms or conditions of this Agreement; provided, that, the foregoing shall not apply to any disclosure of the foregoing as required by applicable Law or administrative process, or the rules and regulations of the stock exchange upon which the securities of one of the parties hereto (or its ultimate parent company) is listed.
ARTICLE 14
GENERAL PROVISIONS
14.1     Notices. Any notice, request, or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by hand or overnight courier, sent by electronic mail (provided a copy is deposited with an overnight courier for next Business Day delivery), or mailed by United States registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

If to Seller:
HIF USA LLC
711 Louisiana St, Suite 1100
Houston, TX 77002
Attn: Renato Pereira
Email: [***]

With a copy to:

HIF USA LLC
711 Louisiana St, Suite 1100
Houston, TX 77002
Attn: Legal Department
Email: [***]

With a copy to:

King & Spalding LLP
1180 Peachtree Street, NE, Suite 1600
Atlanta, GA 30309
Attn: Brent Gilfedder
Email: bgilfedder@kslaw.com

If to Buyer:
c/o MARA Holdings, Inc.
1010 South Federal Highway, Suite 2700
Hallandale Beach, FL 33009
Attention: MARA Legal
Email: [***]
With a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Ravi Purohit; Matthew Benedetto; Harris Freidus
Email: rpurohit@paulweiss.com; mbenedetto@paulweiss.com; hfreidus@paulweiss.com

14.2     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to any conflicts of law principles.

14.3    Forum for Dispute Resolution. Any dispute relating to this Agreement shall be resolved exclusively in the State and Federal Courts of Matagorda County, Texas. Each party irrevocably submits to the jurisdiction of such courts and waives all defenses of lack of personal jurisdiction and forum non conveniens.
14.4     Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
14.5     Entire Agreement. This Agreement (including all exhibits and schedules hereto) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, and negotiations between the parties.
14.6     Amendments; Counterparts. This Agreement may only be amended by written agreement signed by both parties. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute the same Agreement. Signatures delivered electronically shall be deemed original signatures.
14.7     Assignment. No assignment of this Agreement or of any rights, interests or obligations hereunder may be made by any party, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties and any attempted assignment without the required consents shall be void; provided, that Buyer may, without the consent of any other party, assign its rights and obligations hereunder to an Affiliate (including any actual or potential joint venture entity), so long as Buyer remains liable for the performance of all obligations hereunder and such Affiliate has sufficient net worth, creditworthiness and liquidity as Buyer, in Seller’s reasonable discretion.
14.8     No Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, Seller and Buyer do not intend by any provision of this Agreement to confer any right, remedy, or benefit upon any third party.
14.9     Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.
14.10     Computation of Time. Whenever action must be taken under this Agreement during a certain period of time that ends on a non-Business Day, such period shall be extended until the immediately following Business Day. Time is of the essence with respect to the terms of this Agreement.
14.11     Further Assurances. Each party agrees to execute and deliver such additional documents and take such additional actions as may be reasonably necessary to effectuate the transactions contemplated by this Agreement.
14.12     Exculpation. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or any related document, or the negotiation, execution or performance of this Agreement or any related document (including any representation or warranty made in or in connection with this Agreement or any related document or as an inducement to enter into this Agreement or any related document), may be made only against (and subject to the terms and conditions thereof) the entities that are expressly identified as parties hereto and thereto. No person who is not a named party to this Agreement or any related document, including, without limitation, any past, present or future director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney or representative of any named party to this Agreement or any related document (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or any related document or for any claim based on, in respect of, or by reason of this Agreement or any related document or its negotiation or execution, and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.
14.13     Public Announcements. Any press release or similar public announcement with respect to the transactions contemplated herein or matters set forth in this Agreement shall be made only in the form approved by both parties (including, in the case of the Buyer, any of its Affiliates or, direct or indirect, equityholders); provided, however, notwithstanding the foregoing or anything to the contrary in Section 13.1, (i) any such person may make or cause to be made any press release or similar public announcement or communication as may be required to comply with the requirements of any applicable law or the rules and regulations of the stock exchange upon which the securities of one of the parties hereto (or its ultimate parent company) is listed and (ii) any such person may make or cause to be made any press release or similar public announcement or communication where such press release or other public statements are consistent with previous press releases, public disclosures or public statements issued or made in accordance with this Agreement (including any filings with the Securities and Exchange Commission); provided, further, that, such party uses commercially reasonable efforts to (A)  provide the other parties hereto with a reasonable opportunity in light of the circumstances to review such party’s intended communication, and (B) consider in good faith modifications to the intended communication that are requested by any other party hereto.
14.14     Guarantee. Guarantor hereby absolutely, unconditionally and irrevocably guarantees (the “Limited Guarantee”), as primary obligor and not merely as surety, all of Buyer’s express monetary obligations arising out of or under this Agreement (the “Guaranteed Obligations”). The Limited Guarantee is valid and in full force and effect and constitutes the valid and binding obligations of Guarantor enforceable in accordance with its terms. The Limited Guarantee is an irrevocable guarantee of payment (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement or any assumption without the consent of Seller of any Guaranteed Obligation by any other Person. The liabilities and obligations of Guarantor hereunder shall not be affected by or contingent upon (i) the liquidation or dissolution of, or the merger or consolidation of Buyer with or into any Person or any sale or transfer by Buyer of all or any part of its property or assets, (ii) the bankruptcy, receivership, insolvency, reorganization or similar Actions involving or affecting

Buyer, (iii) any modification, alteration, amendment or addition of or to this Agreement (except to the extent such modification, alteration, amendment or addition affects Buyer’s liabilities and obligations hereunder and then only to such extent) or (iv) any disability or any other defense of Buyer or any Person (with or without notice) which might otherwise constitute a legal or equitable discharge of a surety or guarantor or otherwise. Notwithstanding anything to the contrary herein, in the event of an action or proceeding by any party hereto entitled to enforce the provisions of this Section 14.14, except to the extent expressly waived pursuant to this Section 14.14, Guarantor shall have available to it all defenses that Buyer would have under and in respect of this Agreement (other than any defenses arising from bankruptcy, receivership, insolvency, reorganization to similar action or proceeding involving or affecting Buyer).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement on the Effective Date.

SELLER:
HIF USA LLC, a Delaware limited liability company

By: /s/ Renato Pereira
Name: Renato Pereira
Title: CEO

BUYER:
VOLT TEXAS LLC, a Delaware limited liability company

By: /s/ Salman Khan
Name: Salman Khan
Title: President and Treasurer

SOLELY FOR PURPOSES OF SECTION 14.14:
GUARANTOR:
MARA USA CORPORATION, a Delaware corporation

By: /s/ Salman Khan
Name: Salman Khan
Title: President

EXHIBITS AND SCHEDULES
    Exhibit A - Description of the Site
    Exhibit B - Purchase and Sale Contracts
    Exhibit C – Intentionally Omitted
    Exhibit D - Form of Assignment of Membership Interests
    Exhibit E - Form of Return Assignment of Membership Interests
    Exhibit F - Form of Organizational Documents of SPE Owner
    Exhibit G - Indemnification Procedures
    Exhibit H - Form of Equity Interest Agreement
    Exhibit I - Form of Escrow Agreement
    Schedule 1 - Required Attestations
    Schedule 9.1 – Form of Proposed Attestations